SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the registrant /X/

Filed by a party other than the registrant / /

Check the appropriate box:

      / /     Preliminary Proxy Statement
      / /     Confidential, for Use of the Commission Only (as permitted by
              Rule 14a-6(e)2))
      /X/     Definitive Proxy Statement
      / /     Definitive Additional Materials
      / /     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12

                          THE SOLOMON-PAGE GROUP, LTD.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)



--------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)


      Payment of filing fee (check the appropriate box):

      /X/     No fee required.

      / /     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
              0-11.

      (1)     Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------


      (2)     Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------


      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------

      (4)     Proposed maximum aggregate value of transaction:

      (5)     Total fee paid:

      / /     Fee paid previously with preliminary materials.


      / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)     Amount Previously Paid:



--------------------------------------------------------------------------------


      (2)     Form, Schedule or Registration Statement no.:



--------------------------------------------------------------------------------


      (3)     Filing Party:



--------------------------------------------------------------------------------


      (4)     Date Filed:

                           THE SOLOMON-PAGE GROUP LTD.
                           1140 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                  -------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 15, 1999
                                  -------------



To the Stockholders of The Solomon-Page Group Ltd.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of THE SOLOMON-PAGE GROUP LTD., a Delaware corporation (the "Company"), will be held at The Penn Club, 30 West 44th Street, New York, New York 10036 on Thursday, April 15, 1999 at 10:00 a.m., local time, for the following purposes:

                  1. To elect two (2) Class III directors to the Board of Directors to serve until the 2002 Annual Meeting of Stockholders;

                  2. To ratify the appointment of Moore Stephens, P.C. as the Company's independent auditors for the fiscal year ending September 30, 1999; and

                  3. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on Monday, February 26, 1999 as the record date for the Meeting. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.

                                       By Order of the Board of Directors


                                       ERIC M. DAVIS,
                                       Secretary

New York, New York
March 10, 1999


             WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING,
               YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE
                    ENCLOSED PROXY IN THE ENVELOPE PROVIDED,
            WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                           THE SOLOMON-PAGE GROUP LTD.
                           1140 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036

                           --------------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 15, 1999

                           --------------------------

                                  INTRODUCTION

         The Proxy accompanying this Proxy Statement is being solicited by the Board of Directors of The Solomon- Page Group Ltd., a Delaware corporation (the "Company"), for use at the 1999 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at The Penn Club, 30 West 44th Street, New York, New York 10036 on Thursday, April 15, 1999 at 10:00 a.m., local time, and at any adjournments thereof.

         The principal executive offices of the Company are located at 1140 Avenue of the Americas, New York, New York 10036. The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to stockholders is March 11, 1999.


                        RECORD DATE AND VOTING SECURITIES

         Only stockholders of record at the close of business on Monday, February 26, 1999 the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournment(s) thereof. As of the close of business on the Record Date, there were outstanding 4,652,282 shares of the Company's common stock, $.001 par value (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote. A majority of the outstanding shares of Common Stock present in person or by Proxy is required for a quorum.


                                VOTING OF PROXIES

         Shares of Common Stock represented by Proxies that are properly executed, duly returned and not revoked will be voted in accordance with the instructions contained therein. If no instructions are contained in a Proxy, the shares of Common Stock represented thereby will be voted (i) for election as directors of the persons who have been nominated by the Board of Directors, (ii) for ratification of the appointment of Moore Stephens, P.C. as the Company's independent auditors for the fiscal year ending September 30, 1999, and (iii) upon any other matter that may properly be brought before the Meeting, in accordance with the judgment of the person or persons voting the Proxy. The execution of a Proxy will in no way affect a stockholder's right to attend the Meeting and to vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter by written notice of revocation given to the Secretary of the Company prior to the vote to be taken at the meeting, by execution of a subsequent Proxy that is presented at the Meeting, or by voting in person at the Meeting, in any such case, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. Broker "non-votes" and the shares as to which a stockholder abstains are included for purposes of determining whether a quorum of shares is present at a meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations. Proxies marked as abstaining with respect to the proposal to ratify the appointment of independent auditors will have the effect of a vote against such proposal.

       The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxy solicitation may be made by telephone, telegraph, overnight courier and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in their names as nominees for their reasonable expenses in sending soliciting material to their principals.


                               SECURITY OWNERSHIP

         The following table sets forth information concerning ownership of the Company's Common Stock as of February 26, 1999 by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each executive officer named in the summary compensation table and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the address of each person or entity listed below is the Company's principal executive offices.


   Name and Address                                Shares             Percentage
of Beneficial Owner (1)                       Beneficially Owned(2  )  of Class
-----------------------                       ------------------      ---------
Herbert Solomon ............................        790,932(3)          16.0%
Lloyd Solomon ..............................      1,068,332(3)          21.6%
Scott Page .................................        885,232(3)          17.9%
Eric M. Davis ..............................        156,667(4)           3.3%
Edward Ehrenberg(5) ........................         17,500(6)          (7)
Joel A. Klarreich(8) .......................         17,500(6)          (7)
All Directors and Executive Officers
 as a Group (6 persons) ....................      2,936,163(9)          52.6%

---------------
(1) All of such persons have sole investment and voting power over the shares listed as being beneficially owned by them.
(2) All persons identified below as holding options are deemed to be beneficial owners of certain shares of Common Stock subject to such options by reason of their right to acquire such shares upon exercise of such options within 60 days after February 26, 1999.
(3)      Includes 283,332 shares subject to options.
(4)      Includes 46,667 shares subject to options.
(5)      Mr. Ehrenberg's address is 76 Sayre Drive, Princeton, New Jersey 08540.
(6)      Represents 17,500 shares subject to options.
(7)      Less than 1%.
(8) Mr. Klarreich's address is c/o Newman Tannenbaum Helpern Syracuse & Hirschtritt LLP, 900 Third Avenue, New York, New York 10022.
(9)      Includes 931,663 shares subject to options.

                       PROPOSAL I - ELECTION OF DIRECTORS

         Article Six of the Certificate of Incorporation of the Company provides for the organization of the Board of Directors into three classes. All directors are chosen for a full three-year term to succeed those whose terms expire. It is proposed that two directors be elected as Class III Directors to serve until the 2002 Annual Meeting of Stockholders and until their respective successors are elected and shall qualify.

       Unless otherwise specified, all Proxies received will be voted in favor of the election of Scott Page and Edward Ehrenberg as Class III Directors to serve until the 2002 Annual Meeting of Stockholders. Directors are to be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. All nominees for director are currently directors of the Company. Management has no reason to believe that any of the nominees will not remain a candidate for election at the date of the Meeting. Should any of the nominees not then remain a candidate, the Proxies will be voted in favor of those nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors. The following table and the paragraphs following the table set forth information regarding the current ages, terms of office and business experience of the continuing and proposed directors of the Company:

                                                             Expiration Of
                                                            Current Term Of
Name                                           Age        Office As Director
----                                           ---        ------------------
NOMINEES FOR ELECTION AS DIRECTORS:

CLASS III DIRECTORS:
Scott Page                                      33              1999
Edward Ehrenberg                                68              1999

CONTINUING MEMBERS OF THE BOARD OF
DIRECTORS:

CLASS II DIRECTORS:

Herbert Solomon                                 68              2001
Eric M. Davis                                   37              2001

CLASS I DIRECTORS:
Lloyd Solomon                                   39              2000
Joel A. Klarreich                               53              2000


         SCOTT PAGE (Class III) has been the President of the Company since June 1995. Prior to becoming President, he had been an Executive Vice President of the Company since August 1991, when he was also elected a director. From 1989 to 1991, Mr. Page served as a managing director of Rand Thomson Consulting Group. Mr. Page is the son-in-law of Herbert Solomon and the brother-in-law of Lloyd Solomon.

         EDWARD EHRENBERG (Class III) has been a director of the Company since June 1995. Mr. Ehrenberg has been the President of E.E. Enterprises, a consulting firm, since 1988. Mr. Ehrenberg was Vice President and General Manager of U.S. Operations of Electrocatalytic, Inc., a manufacturer and marketer of cathodic protection and chlorine generating products, from March 1995 to June 1995. He was Executive Vice President of Enzon, Inc., a public biotech company in Piscataway, New Jersey from August 1991 to August 1992. Mr. Ehrenberg has held executive positions with the Ford Motor Company, Xerox, International Harvester and was Chairman and Chief Executive Officer of CH Holdings, Chicago, Illinois prior to moving to New Jersey. Mr. Ehrenberg has an M.B.A. from the Wharton School of the University of Pennsylvania and a B.S. from New York University.

         HERBERT SOLOMON (Class II) has been the Chairman of the Board of the Company since August 1990, shortly after he retired from his previous executive career in the apparel and retail industries. From 1981 to 1990, Mr. Solomon was Executive Vice President -- Merchandising of Amcena Corporation, which owned Ohrbach's, a leading apparel retailer. From 1976 to 1981, he served as Chairman of the Board and Chief Executive Officer of Ohrbach's. Mr. Solomon received a B.B.A. degree from Bernard Baruch College of the City of New York. Mr. Solomon is the father of Lloyd Solomon and the father-in-law of Scott Page.

         ERIC M. DAVIS (Class II) has been Vice President and Chief Financial Officer of the Company since February 1994, and a director of the Company since September 1994. From 1984 through February 1994, Mr. Davis was employed by Mortensen and Associates, P.C., a predecessor of Moore Stephens, P.C., the Company's auditors. Mr. Davis is a Certified Public Accountant and received a B.S. degree from Davis & Elkins College, Elkins, West Virginia.

         LLOYD SOLOMON (Class I) has been the Vice Chairman of the Board of Directors and the Chief Executive Officer of the Company since June 1995. Prior to his election to these positions, he had been the President or an Executive Vice President and a director of the Company since the inception of its business in 1990. From 1986 through 1990, Mr. Solomon served as an Executive Vice President of Rand Thomson Consulting Group, a personnel services firm. Mr. Solomon received an M.B.A. from New York University and a B.A. from Boston University. He is the son of Herbert Solomon and the brother-in-law of Scott Page.

         JOEL A. KLARREICH (Class I) has been a director of the Company since June 1995. Mr. Klarreich has been a practicing attorney since 1968 and member of the law firm of Newman Tannenbaum Helpern Syracuse & Hirschtritt LLP since 1996. He is general counsel to the Association of Personnel Consultants of New York State, the sole statewide trade association of permanent placement firms in New York. From 1988 to 1996, Mr. Klarreich was a member of the law firm of Klein, Heisler & Klarreich, P.C. He has a B.B.A. from the City College of the City of New York and J.D. from St. John's University School of Law.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         For the fiscal year ended September 30, 1998, there were two meetings of the Board of Directors. In addition, members of the Board of Directors consulted regularly with each other and from time to time acted by unanimous written consent pursuant to the laws of the State of Delaware. The Board of Directors established the three standing committees described below on June 8, 1995. No meetings of the Audit Committee, the Compensation Committee or the Stock Option Committee were held during the fiscal year ended September 30, 1998. The Audit Committee subsequently met on March 5, 1999 to discuss, among other things, the most recently completed audit of the Company's financial statements and the Management Letter provided by the Company's independent auditors. The Board of Directors does not presently have a standing nominating committee, the customary functions of such committee being performed by the entire Board of Directors.

       The members of the Audit Committee are Lloyd Solomon, Edward Ehrenberg and Joel A. Klarreich. The Audit Committee reviews, analyzes and makes recommendations to the Board of Directors with respect to the Company's accounting policies, controls and statements, consults with the Company's independent public accountants, reviews filings containing financial information of the Company to be made with the Securities and Exchange Commission and reviews for approval proposed transactions in the Company's securities by officers, directors and employees of the Company in light of applicable statutes, rules and regulations.

         The members of the Compensation Committee are Herbert Solomon, Edward Ehrenberg and Joel A. Klarreich. The Compensation Committee reviews and approves the salary and other compensation of officers and employees of the Company, including non-cash benefits, and designates the employees entitled to participate in the Company's benefit plans and other arrangements, as from time to time constituted, exclusive of stock option plans, agreements and arrangements.

         The members of the Stock Option Committee are Edward Ehrenberg and Joel
A. Klarreich. The Stock Option Committee determines the terms of grants of stock options and the persons to whom such options shall be granted in accordance with the Company's stock option plans and administers such plans.

EXECUTIVE COMPENSATION

         The following table provides summary information concerning cash and certain other compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the other most highly compensated executive officers of the Company whose compensation exceeded $100,000 (the "Named Executive Officers") for the three years ended September 30, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE


                                                                                                Long-Term
                                                 Annual Compensation                          Compensation
                                         ---------------------------------------    -----------------------------
                                                                    Other Annual    Restricted
        Name And                                                    Compensation       Stock                           All Other
   Principal Position           Year     Salary($)       Bonus($)      ($)(1)       Awards ($)      Options(#)(2)   Compensation(3)
   ------------------           ----     ---------       --------      ------       ----------      -------------   ---------------
HERBERT SOLOMON                 1998     $225,000            --          --              --              --          $ 17,136
CHAIRMAN OF THE BOARD........   1997      225,000            --          --              --              --            17,136
                                1996      225,000            --          --              --           200,000(4)       17,136

LLOYD SOLOMON                   1998     $350,000        $100,000(5)     --              --              --          $ 18,238
CHIEF EXECUTIVE OFFICER......   1997      350,000         200,000        --              --              --            18,238
                                1996      350,000          32,110        --              --           200,000(4)       18,238

SCOTT PAGE                      1998     $200,000        $942,090(6)     --              --              --          $ 13,457
PRESIDENT....................   1997      200,000         731,505(6)     --              --              --            13,457
                                1996      200,000         615,998(6)     --              --           200,000(4)       13,457

ERIC M. DAVIS
VICE PRESIDENT - FINANCE        1998     $175,000        $ 25,000        --              --              --              --
CHIEF FINANCIAL OFFICER......   1997      150,000          25,000        --              --            10,000            --
                                1996      130,000          25,000        --              --              --              --

---------------------
(1) Although the Named Executive Officers receive certain perquisites such as auto allowances and Company credit cards, the value of such perquisites did not exceed for any officer the lesser of $50,000 or 10% of the officer's salary and bonus.
(2)        No Stock Appreciation Rights have been awarded.

                                         (footnotes continued on following page)

(3) Represents premiums paid by the Company with respect to split-dollar life insurance obtained for the benefit of the Named Executive Officers.
(4) Represents options issued in consideration for terminating the escrow share agreement. see "Escrow Shares" below.
(5) Represents a bonus of $66,435 calculated and paid in accordance with Mr. Solomon's employment agreement and a discretionary bonus of $33,565 awarded by the Compensation Ccommittee of the Board of Directors.
(6) Represents commissions payable under Mr. Page's employment agreement equal to 30% of the revenues generated by his recruitment and placement activities as a recruitment and placement counselor.


                  The following table sets forth certain information regarding unexercised stock options held by the named executive officers of the company as of september 30, 1998. no stock options were grant to or exercised by such officers during the fiscal year ended september 30, 1998.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES


                                           Number Of Securities Underlying
                                               Unexercised Options At          Value Of Unexercised In-the-money Options
                                                September 30, 1998(#)                  At September 30, 1998($)
           Name                               Exercisable/unexercisable              Exercisable/unexercisable (1)
           ----                               -------------------------              -----------------------------
Herbert Solomon ...................                283,332/66,668                          $127,646/$2,886
Lloyd Solomon .....................                283,332/66,668                          $127,646/$2,886
Scott Page ........................                283,332/66,668                          $127,646/$2,886
Eric M. Davis .....................                33,333/46,665                           $9,375/$28,125

--------------------
(1) Based on the market value, as reported on the Nasdaq Small Cap Market, of $2.19 per share of Common Stock at September 30, 1998 and exercise prices ranging from $1.25 to $2.50 per share.


EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with each of Herbert Solomon, Lloyd Solomon and Scott Page, dated June 14, 1993 and amended June 8, 1995 in the case of Lloyd Solomon and Scott Page, pursuant to which Herbert Solomon agreed to serve as Chairman of the Board of the Company, Lloyd Solomon agreed to serve as Vice Chairman of the Board and Chief Executive Officer of the Company and Scott Page agreed to serve as President of the Company. Pursuant to his employment agreement, Herbert Solomon receives a base salary of $225,000, which amount is to be annually reviewed and may be increased by the Board of Directors and, in addition, payments equal to 20% of the revenues generated by his recruitment and placement activities as a recruitment and placement counselor. Pursuant to his employment agreement, Lloyd Solomon receives a base salary of $350,000, which amount is to be annually reviewed and may be increased by the Board of Directors, and, in addition, incentive compensation for each fiscal year during the term of his employment equal to that percentage of the Company's pre-tax operating income as equals the percentage of the Company's revenue represented by the Company's pre-tax operating income. By way of example, in a particular year, should the Company's pre-tax operating income equal 5% of the Company's revenue, Lloyd Solomon would be entitled to receive as incentive compensation an amount equal to 5% of the Company's pre-tax operating income. Additionally, in fiscal 1998, the Compensation Committee of the Board of Directors of the Company awarded Lloyd Solomon a discretionary bonus of $33,565, for his efforts in increasing the Company's revenues. Pursuant to his employment agreement, Scott Page receives a base salary of $200,000, which amount is to be annually reviewed and may be increased by the Board of Directors and, in addition, payments equal to 30% of the revenues generated by his recruitment and placement activities as a recruitment and placement counselor.

         Each employment agreement provided for an initial term which ended June 13, 1998, and which was, and currently is expected to be, extended automatically from year-to-year unless terminated by either party. Each employment agreement provides that if the employee is terminated other than for "cause" (as defined therein), he is to continue to receive the compensation provided for under his employment agreement, and that if he becomes disabled

(as defined therein), the Company may elect to place him on disability status, in which event he would be paid one-half of the compensation provided for under his employment agreement. Each of these employment agreements provides for a payment of three times the employee's compensation during the most recent fiscal year, minus one dollar, in the event of a change in control of the Company, which is defined therein to mean (a) a change in control as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (b) a person (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act) other than a current director or officer of the Company becoming the beneficial owner, directly or indirectly, of 20% of the voting power of the Company's outstanding securities or (c) the members of the Board of Directors at the beginning of any two-year period ceasing to constitute at least a majority of the Board of Directors at any time during such two-year period unless the election of any new director during such period has been approved in advance by two-thirds of the directors in office at the beginning of such two- year period. Each employment agreement prohibits the employee from competing with the Company's business during the term thereof and for a period of one year thereafter.

ESCROW SHARES

         On September 18, 1996, the Company terminated the agreement relating to the Escrow Shares described below and an aggregate of 794,136 shares of Common Stock held in escrow (the "Escrow Shares") was cancelled. In consideration for terminating the escrow share agreement, the Company granted stock options to purchase 200,000 shares of common stock at $2.27 per share as to options for 132,156 shares and at $2.06 per share as to options for 67,844 shares (respectively, 110% and 100% of then current fair market value) to each of Herbert Solomon, Lloyd Solomon and Scott Page.

         In connection with the employment agreements entered into in June 1993 between the Company and each of Herbert Solomon, Lloyd Solomon and Scott Page, these persons placed in escrow the Escrow Shares. In the event the Company's earnings before income tax as reported in the Company's audited financial statements, subject to adjustment (the "Minimum Pre-Tax Earnings"), were to equal or exceed the amounts listed below for any fiscal year ending on or prior to September 30, 1999, the Escrow Shares were to be released from escrow and delivered to such stockholders in the amounts set forth opposite the Minimum Pre-Tax Earnings listed below:

      Minimum Pre-Tax Earnings            Escrow Shares to be Released
      ------------------------            ----------------------------
             $1,000,000                             264,712
             $2,000,000                             264,712
             $3,000,000                             264,712


         In the event that any of the Escrow Shares had been released, the aggregate fair market value thereof on the date of release would have been treated for financial reporting purposes as compensation expense to the Company.

1993 LONG-TERM INCENTIVE PLAN

         On August 6, 1993, the Company adopted the 1993 Incentive Plan in order to motivate qualified employees of the Company, to assist the Company in attracting employees and to align the interests of such persons with those of the Company's stockholders. The 1993 Incentive Plan provides for the grant of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), "non-qualified stock options," restricted stock, performance grants and other types of awards to officers, key employees, consultants and independent contractors of the Company and its affiliates.

         The 1993 Incentive Plan, which is administered by the Stock Option Committee of the Board of Directors, currently authorizes the issuance of a maximum of 1,500,000 shares of Common Stock, which may be either newly issued shares, treasury shares, reacquired shares, shares purchased in the open market or any combination thereof. If any award under the 1993 Incentive Plan terminates, expires unexercised, or is cancelled, the shares of Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. The number of shares of Common Stock available under the 1993 Incentive Plan and the terms of any option or other award granted thereunder are subject to adjustment in the event of a stock split, combination of shares, stock dividend or certain other events if the Stock Option Committee determines that such event equitably requires such an adjustment. In the event of a change in control of the Company (as defined in the 1993 Incentive Plan), the 1993 Incentive Plan provides among other things that all stock options outstanding on the date of such change in control shall become immediately exercisable in full.

         As of December 31, 1998, there were options outstanding under the 1993 Incentive Plan with respect to an aggregate of 1,447,084 shares of Common Stock. Of these, Herbert Solomon, Lloyd Solomon and Scott Page held five- year options with respect to 150,000 shares of Common Stock each, at an exercise price of $1.375 per share, all of which were then exercisable. Other employees held options for periods of 10 years with respect to an aggregate of 927,084 shares, at exercise prices ranging from $.625 to $3.69 per share. Of such options, Eric
M. Davis held options to purchase 30,000 shares exercisable at $2.50 per share and options to purchase 40,000 shares exercisable at $1.25 per share. Each of these options may be exercised as to one-third of the shares covered thereby commencing on the third anniversary of the date of the grant, as to a further one-third of such shares commencing on the fourth anniversary thereof, and as to the remaining shares covered thereby commencing on the fifth anniversary thereof.

1996 STOCK OPTION PLAN

       On September 17, 1996, the Company adopted the 1996 Stock Option Plan (the "1996 Plan") in order to provide additional incentive to the officers, directors and employees of the Company who are primarily responsible for the management and growth of the Company, and to consultants and advisors to the Company who otherwise materially contribute to the conduct and direction of its business, and to retain and attract to the Company's employ persons of competence. The 1996 Plan provides for grants of both "incentive stock options" and "nonqualified stock options," and is meant to meet the requirements of Rule 16b-3 under the Exchange Act and Section 162(m) of the Code.

         The 1996 Plan, which is administered by the Stock Option Committee of the Board of Directors, currently authorizes the issuance of a maximum of 1,000,000 shares of Common Stock, no more than 200,000 of which may be granted to any individual in any given year. In the event of a change in control of the Company (as defined in the 1996 Plan), all stock options outstanding under the 1996 Plan shall become fully exercisable. In addition, if any option under the 1996 Plan shall expire or terminate for any reason without having been exercised, the unpurchased shares shall again be available for the purposes of the 1996 Plan.

         As of December 31, 1998, there were options outstanding under the 1996 Plan with respect to an aggregate of 684,500 shares of Common Stock. Of these, options to purchase 132,156 shares of Common Stock at an exercise price of $2.27 per share and options to purchase 67,844 shares of Common Stock at an exercise price of $2.06 per share have been granted to each of Herbert Solomon, Lloyd Solomon and Scott Page, and options to purchase 10,000 shares of Common Stock at an exercise price of $2.375 have been granted to Eric Davis. As of the date hereof, other employees of the Company held options to purchase 74,500 shares pursuant to the 1996 Plan, at exercise prices ranging from $2.00 per share to $2.37 per share.

DIRECTOR COMPENSATION

       Directors who are not officers or employees of the Company receive such compensation for their services as the Board of Directors may from time to time determine. Currently, directors who are not employees of the Company receive a fee of $1,000 for each Board of Directors meeting attended, and $1,000 per year for each committee upon which such director serves, plus reasonable out-of-pocket expenses. Joel Klarreich, who is not an officer or an employee of the Company, has waived such fees for the fiscal year ended September 30, 1998. Directors who are officers or employees of the Company are not entitled to any compensation for their service as a director.

1995 DIRECTORS' STOCK OPTION PLAN

         On June 7, 1995 the Company adopted the 1995 Directors' Stock Option Plan (the "Directors' Plan"), in which each director who is not an officer or employee of the Company (each an "Eligible Director") is eligible to participate. The purpose of the Directors' Plan is to secure for the Company and its stockholders the benefits arising from stock ownership by its Eligible Directors by providing a means whereby such Directors may purchase shares of Common Stock pursuant to options granted in accordance with the Directors' Plan. The Directors' Plan provides that each Eligible Director is to receive the grant of an option to purchase 10,000 shares of Common Stock on the date such Eligible Director is first elected as a member of the Board of Directors. To the extent that shares of Common Stock remain available for the grant of options under the Directors' Plan, on January 1st of each year commencing January 1, 1996, each Eligible Director is to be granted an option to purchase 3,000 shares of Common Stock. Unless terminated earlier by the Board of Directors, the Directors' Plan will terminate on June7, 2005.

         The Directors' Plan, which is administered by the Board of Directors, currently authorizes the issuance of a maximum of 100,000 shares of Common Stock, subject to adjustment, pursuant to the exercise of options granted thereunder. Such shares may be authorized but unissued shares or reacquired shares. The number of shares of Common Stock available under the Directors' Plan is subject to adjustment to prevent dilution in the event of a stock split, combination of shares, stock dividend or certain other events. If an option granted under the Directors' Plan, or any portion thereof, expires or terminates for any reason without having been exercised in full, the unpurchased shares of Common Stock covered by such option shall be available for future grants of options.

       As of the date hereof, options to purchase an aggregate of 44,000 shares of Common Stock at exercise prices ranging from $0.5625 to $3.688 per share, had been granted pursuant to the Director's Plan, and are held in equal proportions by the Eligible Directors, Edward Ehrenberg and Joel A. Klarreich.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

       The Compensation Committee reviews and approves the salary and other compensation, excluding stock options to be paid to the Company's executive officers and other key employees. The Stock Option Committee determines the terms of grants of stock options and the persons to whom such options shall be granted in accordance with the Company's stock option plans. It also administers such plans. Edward Ehrenberg, Joel A. Klarreich and Herbert Solomon are the members of the Compensation Committee and Edward Ehrenberg and Joel A. Klarreich are the members of the Stock Option Committee. Messrs. Ehrenberg and Klarreich are "non-employee directors" (within the meaning of Rule 16b-3 under the Exchange Act) and "outside directors" within the meaning of Section 162(m) of the Code. The Compensation Committee has reviewed the compensation paid to executive officers for the fiscal year ended September 30, 1998.

COMPENSATION POLICIES

         The Company's goal is to establish a compensation program that aligns executive compensation with Company objectives and business strategies, with the primary objective of creating stockholder value. In keeping with this principle, the Company seeks to:

         (1) Attract and retain qualified executives who will play a significant role in, and be committed to, the achievement of the Company's annual and long-term goals.

         (2) Provide competitive levels of compensation.

         (3)  Create  a   performance-oriented   environment   that   recognizes
initiative and achievement.

       An executive officer's performance is reviewed in such areas as financial results, quality of performance, job and professional knowledge, decision making, business judgment, creativity, leadership, initiative and analytical, communication, interpersonal and organizational skills.

       Executive compensation consists of both cash and equity-based compensation. Cash compensation comprises base salary and bonus. Base salary is determined with reference to market norms. Bonus compensation is tied to the Company's success in achieving financial and non-financial performance. With the exception of the Chief Executive Officer and the next two most highly compensated executive officers, no bonus or incentive compensation is currently provided pursuant to a formal plan or agreement. Equity-based compensation comprises stock option grants. In establishing equity-based compensation, the Company places particular emphasis on the achievement of the Company's long-term performance goals. The Company believes that equity-based compensation closely aligns the economic interest of the Company's executive officers with the economic interests of the Company's stockholders.

SECTION 162(M) OF THE CODE

         Section 162(m) of the Code generally prohibits a publicly held corporation such as the Company from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) and the four most highly compensated officials of the corporation other than the chief executive office at the end of the corporation's fiscal year. However, the $1 million compensation deduction limitation does not apply to "performance-based compensation." The Company believes that compensation in excess of $1 million paid to Mr. Page in respect of its most recent completed fiscal year constituted "performance-based compensation."

CHIEF EXECUTIVE OFFICER

         In establishing Lloyd Solomon's compensation, the factors described above were taken into account. The Compensation Committee believes that Mr. Solomon's compensation falls within the Company's compensation philosophy and are within industry norms. Pursuant to his employment agreement, Lloyd Solomon receives a base salary of $350,000, which amount is annually reviewed and may be increased by the Board of Directors, and, in addition, incentive compensation for each fiscal year during the term of his employment equal to that percentage of the Company's pre-tax operating income as equals the percentage of the Company's revenue represented by the Company's pre-tax operating income. By way of example, in a particular year, should the Company's pre-tax operating income equal 5% of the Company's revenue, Lloyd Solomon would be entitled to receive as incentive compensation an amount equal to 5% of the Company's pre-tax operating income. In fiscal 1998, the Compensation Committee of the Board of Directors of the Company awarded Lloyd Solomon a discretionary bonus of $33,565, for his efforts in increasing the Company's revenues.

                    Submitted by the Compensation Committee:


                              Edward Ehrenberg
                              Joel A. Klarreich
                              Herbert Solomon

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Herbert Solomon, the Company's Chairman of the Board, is a member of the Compensation Committee and participates in its deliberations concerning executive officer and other key employee compensation. Joel A. Klarreich, another member of the Compensation Committee, is a member of the law firm of Newman Tannenbaum Helpern Syracuse & Hirschtritt LLP. The Company has retained such law firm in both the past and current fiscal years to render legal services.

COMMON STOCK PERFORMANCE

FIVE-YEAR SHAREHOLDER RETURN COMPARISON

       The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. This performance comparison assumes $100 was invested on October 20, 1994 in the Company's Common Stock and in each of the indices shown and assumes reinvestment of dividends. The Company has selected the Russell 2000 Index and a peer group made up of Headway Corporate Resources, Romac International, Inc., Staffmark, Inc. and Winston Resources, Inc. for the purposes of this performance comparison.

                                                                      FISCAL YEAR ENDING
COMPANY/INDEX/MARKET                     10/20/1994       9/29/1995        9/30/1996        9/30/1997        9/30/1998
The Solomon-Page Group Ltd.                  100.00           14.42            32.69            50.96            33.65
Peer Group Index                             100.00           92.86           284.55           571.46           352.82
Russell 2000 Index                           100.00          123.87           140.27           186.79           151.27


         On February 26, 1999, the Record Date for the Annual Meeting of Stockholders, the last reported sales price of the Company's Common Stock as reported on the Nasdaq Small Cap Market was $1.44, which represents a $.75 decrease from the last reported sales price of the Company's Common Stock as reported on the Nasdaq Small Cap Market on September 30, 1998, which was $2.19.

         There can be no assurance that the Company's stock performance will continue with the same or similar trends depicted above.

                  PROPOSAL II - RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

         The Board of Directors has appointed Moore Stephens, P.C. as the Company's independent auditors for the fiscal year ending September 30, 1999. Although the selection of auditors does not require ratification, the Board of Directors has directed that the appointment of Moore Stephens, P.C. be submitted to stockholders for ratification due to the significance of such firm's appointment to the Company. Approval by holders of the majority of shares of Common Stock represented in person or by proxy at the Meeting is necessary for stockholder ratification of the appointment of Moore Stephens, P.C. If stockholders do not ratify the appointment of Moore Stephens, P.C., the Board of Directors will consider the appointment of other certified public accountants. A representative of the auditors is expected to be present at the Meeting, and will have the opportunity to make such statements as he may care to make and will respond to appropriate questions from stockholders of the Company.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF MOORE STEPHENS, P.C. AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1999.

                                   ----------

ANNUAL REPORT

         The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1998, including financial statements, is enclosed herewith. If, for any reason, you did not receive your copy of the Annual Report, please advise the Company and another will be sent to you.


STOCKHOLDER PROPOSALS

         Stockholder proposals made in accordance with Rule 14a-8 under the Exchange Act and intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company at its principal office in New York, New York no later than November 11, 1999 for inclusion in the proxy statement for that meeting.

         In addition, the Company's By-laws require that a stockholder give advance notice to the Company of nominations for election to the Board of Directors and of other matters that the stockholder wishes to present for action at an annual meeting of stockholders (other than matters included in the Company's proxy statement in accordance with Rule 14a-8). Such stockholder's notice must be given in writing, include the information required by the By-laws of the Company, and be delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company at its principal offices. The Company must receive such notice not less than 45 days prior to the date in the current year that corresponds to the date in the prior year on which the Company first mailed its proxy materials for the prior year's annual meeting of stockholders. While the Company has not yet set the date of its 2000 Annual Meeting of Stockholders, if it were held on April 15, 2000 (the date that corresponds to the date on which the 1999 Annual Meeting is being held), notice of a director nomination or stockholder proposal made otherwise than in accordance with Rule 14a-8 would be required to be given to the Company no later than January 26, 2000.

       The advance notice provisions of the Company's By-laws supersede the notice requirements contained in Rule 14a-4 under the Exchange Act. Any stockholder proposal must also comply with other applicable provisions of the Company's Certificate of Incorporation and By-laws and with the rules and regulations under the Exchange Act. The Company will not consider a stockholder proposal unless it is presented in accordance with the foregoing requirements.


                                           By Order of the Board of Directors

                                           Eric M. Davis, Secretary

New York, New York
March 10, 1999

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                           THE SOLOMON-PAGE GROUP LTD.

                     PROXY -- ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 15, 1999

                  The undersigned, a stockholder of The Solomon-Page Group Ltd., a Delaware corporation (the "Company"), does hereby constitute and appoint Herbert Solomon, Lloyd Solomon and Scott Page and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present at the 1999 Annual Meeting of Stockholders of the Company to be held at The Penn Club, 30 West 44th Street, New York, New York 10036 on April 15, 1999 at 10:00 a.m., local time, or at any adjournment or adjournments thereof.

         The undersigned hereby instructs said proxies or their substitutes as set forth below.

         1.       ELECTION OF DIRECTORS:

                  The election of Scott Page and Edward Ehrenberg to Class III of the Board of Directors, to serve until the 2002 Annual Meeting of Stockholders and until their respective successors are elected and shall qualify.

                                    TO WITHHOLD
                                    AUTHORITY        TO WITHHOLD AUTHORITY
                                    TO VOTE          TO VOTE FOR ANY INDIVIDUAL
                                    FOR ALL          NOMINEE(S), PRINT NAME(S)
                  FOR ____          NOMINEES ____    BELOW
                                                     __________________________

                                                     __________________________


         2.       RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS:

                  To ratify the appointment of Moore Stephens, P.C. as the independent auditors of the Company for the fiscal year ending September 30, 1999.

                  FOR     _____       AGAINST      _____    ABSTAIN     _____


         3. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters that may come before the Meeting.

                  THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT THE NOMINEES AS DIRECTORS, TO RATIFY THE APPOINTMENT OF MOORE STEPHENS, P.C. AS THE COMPANY'S INDEPENDENT AUDITORS AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES OR PROXY WITH RESPECT TO ANY OTHER BUSINESS TRANSACTED AT THE ANNUAL MEETING.

                  The undersigned hereby revokes any proxy or proxies heretofore given and ratifies and confirms all that the proxies appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

           , 1999

_____________________ (L.S.)

_____________________ (L.S.)
    Signature(s)

NOTE:  PLEASE  SIGN  EXACTLY AS YOUR NAME OR NAMES
APPEAR HEREON. WHEN SIGNING AS ATTORNEY, EXECUTOR,
ADMINISTRATOR,   TRUSTEE   OR   GUARDIAN,   PLEASE
INDICATE  THE  CAPACITY  IN  WHICH  SIGNING.  WHEN
SIGNING AS JOINT TENANTS, ALL PARTIES IN THE JOINT
TENANCY  MUST  SIGN.  WHEN A PROXY  IS  GIVEN BY A
CORPORATION,   IT  SHOULD  BE  SIGNED   WITH  FULL
CORPORATE NAME BY A DULY AUTHORIZED OFFICER.

       PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY
IN THE  ENVELOPE  PROVIDED  FOR THIS  PURPOSE.  NO
POSTAGE  IS  REQUIRED  IF  MAILED  IN  THE  UNITED
STATES.